Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces Profitability for the Fourth Quarter and Fiscal 2006
Gross Margin Improves to 38.2 Percent in Q4 2006

FREMONT, Calif., Feb. 28, 2007 — AXT, Inc. (NASDAQ: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the fourth quarter and fiscal year ended December 31, 2006.  The company’s financial statements have been presented to reflect the opto-electronics division as a discontinued operation for all periods presented.

Fourth Quarter 2006 Results
Revenue for the fourth quarter of 2006 was $13.1 million, up 4.2 percent from $12.5 million in the third quarter of 2006.  Total GaAs substrate revenue was $11.1 million for the fourth quarter of 2006, up 4.7 percent from $10.6 million for the third quarter of 2006.  Revenue in the fourth quarter from indium phosphide substrate sales was $456,000, compared with $340,000 in the third quarter; germanium substrate sales were $318,000, compared with $387,000 in the third quarter, and raw materials sales were $1.2 million, compared with $1.3 million in the third quarter.

Gross margin was 38.2 percent of revenue for the fourth quarter of 2006.  This included a benefit from the sale of approximately $730,000 in fully reserved wafers, which positively affected the quarterly gross margin by 5.6 percentage points.  AXT also benefited from overall yield improvements in the fourth quarter as a result of longer ingot growth, shorter cycle times, and more efficient slicing, which contributed to significant improvement in gross margins. By comparison, gross margin in the third quarter of 2006 was 27.7 percent.  This included a benefit from the sales of approximately $802,000 in fully reserved wafers, which positively affected third quarter gross margin by 6.4 percentage points.

Operating expenses were $3.8 million in the fourth quarter of 2006 compared with $4.5 million in the third quarter of 2006.  This decrease was primarily due to the absence of a $1.4 million impairment charge to write down the company’s U.S. property incurred in the prior quarter, partially offset by a $424,000 increase in the fourth quarter in accrued severance in research and development for the retirement of the company’s chief technology officer.  Stock compensation expense for the fourth quarter of 2006 was $173,000, compared with $207,000 in the third quarter of 2006.

Income from operations for the fourth quarter of 2006 was $1.2 million compared with a loss from operations of $971,000 for the third quarter.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

Net interest and other income for the fourth quarter of 2006 was $1.1 million compared with net interest and other income of $744,000 for the third quarter.  Other income in the fourth quarter included a gain of $1.3 million on the sale of 474,000 shares of Finisar Corporation common stock, compared with a gain of $650,000 million on the sale of 300,000 shares of Finisar Corporation common stock in the third quarter. As of December 31, 2006 the company had disposed all of its Finisar shares.

The company recognized a net income tax benefit of $1.0 million for the fourth quarter of 2006, compared with a net income tax benefit of $862,000 in the third quarter.

Net income in the fourth quarter of 2006 was $3.4 million or $0.13 per diluted share, compared with a net income of $639,000 or $0.02 per diluted share in the third quarter.  This $0.13 per diluted share includes approximately $0.05 from the sales of Finisar stock and $0.04 from our net income tax benefit, both of which are not expected to repeat in 2007.

Fiscal 2006 Results
Revenue for fiscal 2006 was $44.4 million, up 67.5 percent from $26.5 million in fiscal 2005.  Gross margin was 28.7 percent for fiscal 2006 compared with 8.3 percent in the prior year.   Net income for fiscal 2006 was $944,000 or $0.03 per diluted share, compared with a net loss of $12.2 million or $(0.54) per diluted share in the prior year.

Management Qualitative Comments
“2006 was a great year for AXT,” said Phil Yin, chief executive officer.  “With strong market conditions, positive customer reception for our products and solid company-wide execution of our plans, revenues in 2006 increased by 67.5 percent and net income increased by 57 cents per diluted share over the prior year.  During the fourth quarter, we were able to achieve tremendous yield improvements and cost reductions in nearly all areas of our manufacturing process, including longer ingot growth and shorter cycle times in crystal growing, and less material losses during slicing.  These yield improvements and cost reduction programs helped to drive our gross margins to 38.2 percent in the fourth quarter and allowed us to achieve profitability sooner than we had expected.  The last time the company achieved profitability was in the year 2000.  As we enter 2007, we are energized by our achievements in product quality, yield improvements and sales penetration and we are optimistic about our prospects with increasing demand in the markets that we serve.”

Outlook for First Quarter, Ending March 31, 2007
AXT estimates that its revenue for the first quarter will increase to between $13.1 million and $13.6 million. Also, the company estimates that its net income per diluted share will be between $0.00 and $0.03 based on approximately 31.5 million weighted average diluted shares outstanding.  This takes into account stock compensation expense of approximately $200,000.

Conference Call
The company will also host a conference call today to discuss these results at 1:30 p.m. PST. The conference call can be accessed at (973) 935-2100 (PIN 8309549). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (973) 341-3080 until March 7, 2007. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.
AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge). The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications.

Safe Harbor Statement
The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to the future financial performance of the company and our ability to maintain profitability, control costs and improve efficiency, improvements in our manufacturing costs, improvements in our competitive position and our technology development.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to the impact of customer qualification of our products, new opportunities for our China joint ventures, improvements in our production processes, product quality and yields, cost and supply of raw materials, the impact of technology developments providing new markets for GaAs and Ge substrates, overall conditions in the markets in which the company competes as well as market conditions and trends; market acceptance and demand for the company’s products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information, future events or otherwise.

AXT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Revenue	$13,072	$7,717	$44,445	$26,536
Cost of revenue	8,084	7,069	31,709	24,337
Gross profit	4,988	648	12,736	2,199

Operating expenses:
Selling, general and administrative	2,926	3,089	12,650	12,955
Research and development	854	466	2,351	1,723
Impairment charge	—	—	1,417	—
Restructuring charge (benefit)	—	460	(2)	836
Total operating expenses	3,780	4,015	16,416	15,514
Income (loss) from continuing operations	1,208	(3,367)	(3,680)	(13,315)
Interest income, net	101	130	443	516
Other income (expense), net	1,016	(416)	2,709	(910)
Income (loss) from continuing operations before benefit for income taxes	2,325	(3,653)	(528)	(13,709)
Benefit for income taxes	(1,048)	(1,048)	(1,454)	(950)
Income (loss) from continuing operations	3,373	(2,605)	926	(12,759)
Discontinued operations:
Gain (loss) from discontinued operations, net of tax	11	(126)	18	544
Net income (loss)	$3,384	$(2,731)	$944	$(12,215)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.14	$(0.11)	$0.03	$(0.56)
Gain (loss) from discontinued operations, net of tax	0.00	(0.01)	0.00	0.02
Net income (loss) per share - basic	$0.14	$(0.12)	$0.03	$(0.54)
Shares used in computing basic income (loss) per share	24,009	22,975	23,303	23,047

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.13	$(0.12)	$0.03	$(0.56)
Gain (loss) from discontinued operations, net of tax	0.00	(0.01)	0.00	0.02
Net income (loss) per share - diluted	$0.13	$(0.12)	$0.03	$(0.54)
Shares used in computing diluted income (loss) per share	25,543	22,975	24,600	23,047

AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31, 2006	December 31, 2005
Assets:
Current assets
Cash and cash equivalents	$16,116	$17,472
Short-term investments	19,428	5,555
Accounts receivable, net	9,658	5,226
Inventories, net	20,263	16,156
Prepaid expenses and other current assets	3,985	1,801
Assets held for sale	4,659	—
Total current assets	74,109	46,210

Property, plant and equipment, net	12,775	17,306
Other assets	4,298	3,832
Restricted deposits	7,150	7,450

Total assets	$98,332	$74,798

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$3,764	$3,070
Accrued liabilities	3,536	6,028
Accrued restructuring	—	465
Current portion of long-term debt	450	300
Total current liabilities	7,750	9,863

Long-term debt, net of current portion	6,839	7,420
Other long-term liabilities	2,543	1,897
Total liabilities	17,132	19,180

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	180,965	155,464
Accumulated deficit	(103,832)	(104,776)
Other comprehensive income	535	1,398
Total stockholders’ equity	81,200	55,618

Total liabilities and stockholders’ equity	$98,332	$74,798